Exhibit 99.2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
GENERAL ELECTRIC COMPANY
NOTICE OF MATERIALS FOR
GENERAL ELECTRIC
COMPANY SHAREHOLDERS

Important Notice Regarding the Availability of Materials.

You are receiving this communication because you hold common shares in General Electric Company (“GE”). GE has released informational materials regarding its spin-off of its Healthcare Business (“GE HealthCare”) that are now available for your review. These materials consist of the Information Statement, plus any supplements, that GE has prepared in connection with the spin-off.

This notice provides instructions on how to access GE materials for informational purposes only. It is not a form for voting and presents only an overview of the GE materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review the GE materials on the internet at www.proxydocs.com/GEHCSpinoff. GE is not asking you for a proxy and you are asked not to send a proxy.

The spin-off consists of the proposed distribution of at least 80.1% of GE HealthCare shares of common stock to holders of GE common shares on a pro rata basis (excluding treasury shares).

If you want to receive a paper copy of the informational materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before February 28, 2023 to facilitate timely delivery.

To request a paper copy of the materials,

please contact us via:

Internet/Mobile – Access the Internet and go to www.investorelections.com/GEHCSpinoff. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com

The email must include:

• The 11-digit control # located in the box in the upper right hand corner on the front of this notice. • No other requests, instructions OR inquiries should be included with your email.